U.S. Precious Metals, Inc. (USPR) Announces the Commencement of Ground Surveying and Recent Upgrading of Infrastructure.

MARLBORO, N.J., May 7th, 2014 – U.S. Precious Metals, Inc. ("Company") (USPR) is pleased to announce that on May 10, 2014, Mesa Acquisition Group, LLC, our Joint Venture partner, will begin the ground work phase of identifying mineralization on the approximately 2,000 acres of its 37,000 acre concession. This phase will take approximately 12 days to complete and results are expected within 45-60 days following completion.

This phase is a follow up to the satellite imaging conducted in September 2013, and will include applying the Forming Short-Pulsed Electromagnetic Fields (FSPEF) and Vertical Electric-Resonance Sounding (VERS) on the 2,000 acres identified by the prior imaging.  The FSPEF technology will be even more detailed than the high spectrum UV laser satellite imagery, honing in on the previously identified 71 anomalies while the VERS technology will identify volume and depth of mineralization in all areas of interest.  Together when completed, these technologies will provide an estimate of mineralized material for each of the previously identified 71 anomalies. As mentioned previously, the technology was developed in Ukraine and carried out by Consorcio de Tecnologias Avanzadas de Columbia Ltda (CTAC).

Mr. Jerry Pane, CEO USPR stated “The fieldwork has been hampered by political issues in Mexico, and in addition, certain employees of the contractor (CTAC) were located in the Ukraine and we were delayed due to the recent turmoil there. We are delighted to finally get this work underway. This is a significant step towards identifying the true value of our property and company. During the past few months, the company in conjunction with Mesa Acquisition Group has not been idle with major work being carried out in terms of security, infrastructure and designing of systems for Phase 2”.

Mr. Pane continued, “We are very excited at recent developments within the company and we are currently working on a number of fronts which we believe will add real value in both the short and medium terms”.

In preparation for the expected commencement of Phase 2 under our Joint Venture, major infrastructural work has already taken place with the building and improvement of roads and bridges leading to our property that will provide the necessary access for all future operations.

The Company is currently working with Mesa Acquisitions Group on designing of extraction, concentration and transportation requirements that will lead to a timely commencement of Phase 2 operations.

About USPR:

US Precious Metals, Inc. is an exploration stage company engaged in the acquisition, exploration and development of mineral properties. We focus on gold, silver and copper primarily located in the State of Michoacán, Mexico owning exploration and exploitation concessions to approximately 37,000 contiguous acres of mineral rights.

www.usprgold.com.

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This release contains forward-looking statements which involve known and unknown risks, delays, and uncertainties not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from results, performance or expectations implied by these forward-looking statements.

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The Verrazano Group, LLC
steve@theverrazanogroup.com

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